Exhibit 99.1
Harbinger Group Inc.’s Spectrum Brands consumer products segment completes refinancing of senior secured term loan
NEW YORK, NY — FEBRUARY 2, 2011 — Harbinger Group Inc. (“HGI”; NYSE:HRG) today announced that its majority-owned operating subsidiary Spectrum Brands Holdings, Inc. (NYSE: SPB) has completed the refinancing of an existing $680 million senior secured term loan at a lower interest rate, reflecting improved credit market conditions and Spectrum Brands’ strong performance and favorable outlook. The refinancing will result in a pre-tax charge of approximately $43 million, of which nearly $36 million is non-cash, that will be reflected in HGI’s consolidated financial results for the six months ending April 3, 2011.
In line with its strategy to generate stockholder value, HGI acquired a 54.4% majority interest in global consumer products company Spectrum Brands Holdings, Inc. on January 7, 2011. Spectrum Brands operates as a publicly traded subsidiary of HGI with its common stock traded on the New York Stock Exchange.
For the full text of today’s Spectrum Brands Holdings, Inc. announcement, please visit:
http://phx.corporate-ir.net/phoenix.zhtml?c=75225&p=irol-news.
About Harbinger Group Inc.
Harbinger Group Inc. (“HGI”; NYSE:HRG) is a holding company that seeks to acquire significant interests in businesses across a diverse range of industries and bring an owner’s perspective to building long-term value for stockholders. As of September 30, 2010 on a pro forma basis, HGI has approximately $468 million in consolidated cash, cash equivalents and short-term investments, net of curent liabilities, reflecting the issuance of HGI’s senior secured notes due 2015. A majority of HGI’s outstanding common stock is owned by investment funds affiliated with Harbinger Capital Partners LLC. HGI makes certain reports available free of charge on its website at http://www.harbingergroupinc.com as soon as reasonably practicable after this information is electronically filed, or furnished to, the United States Securities and Exchange Commission.
About Harbinger Capital Partners
Harbinger Capital Partners is a multi-billion dollar private investment fund based in New York. The firm was founded in 2001 and employs a fundamental approach to deep value and distressed credit investing. Harbinger Capital Partners is led by Philip A. Falcone, its Chief Executive Officer, who has more than 20 years of investment experience across an array of market cycles.
About Spectrum Brands Holdings, Inc.
Spectrum Brands Holdings, Inc., a member of the Russell 2000 Index, is a global consumer products company and a leading supplier of batteries, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn & garden and home pest control products, personal insect repellents and portable lighting. Helping to meet the needs of consumers worldwide, included in its portfolio of widely trusted brands are Rayovac(R), Remington(R), Varta(R), George Foreman(R), Black&Decker Home(R), Toastmaster(R), Tetra(R), Marineland(R), Nature’s Miracle(R), Dingo(R), 8-in-1(R), Littermaid(R), Spectracide(R), Cutter(R), Repel(R), and HotShot(R). Spectrum Brands Holdings’ products are sold by the world’s top 25 retailers and are available in more than one million stores in more than 120 countries around the world. Spectrum Brands Holdings generated net sales of $3.1 billion from continuing operations in fiscal 2010. For more information, visit www.spectrumbrands.com. For more information, please contact:
APCO Worldwide
Jeff Zelkowitz, 646-218-8744
or
Harbinger Group Inc.
Francis T. McCarron, CFO, 212-906-8560
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